UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

SILICON IMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26887 (Commission File Number)	77-0396307 (IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA (Address of principal executive offices)	94085 (Zip Code)

(408) 616-4000
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On April 5, 2005, the Board of Directors (the “Board”) of Silicon Image, Inc. (the "Registrant”) approved a compensation plan for directors with respect to membership on the Board and the standing committees thereof, which currently include the Audit Committee, Compensation Committee and Governance and Nominating Committee (the “Committees”) and for holding chair positions on the Board and the Committees. The compensation plan is described below:

(1)	Initial Stock Option Grant. Upon appointment or election to the Board, each non-employee director will receive an option to purchase 40,000 shares of the Registrant’s Common Stock under the Registrant’s 1999 Equity Incentive Plan (the “1999 EIP”). Such option will have an exercise price equal to the fair market value of the Registrant’s Common Stock on the date of grant. So long as the director continues to provide services to the Registrant, this initial stock option grant will vest and become exercisable with respect to 2.083% of the shares each month following the date of grant until fully vested; provided, that all shares subject to the stock option will become fully vested if the Registrant undergoes a change of control. These initial stock option grants will have a ten-year term, but will generally terminate three months following the date the director ceases to perform services to the Registrant.

(2)	Annual Compensation by Role and for Meeting Attendance.

•	Cash Compensation by Role. Each non-employee director will receive cash compensation for membership on the Board, the Committees and for holding chair positions on the Board and the Committees in the amounts and on the terms described in the table and corresponding note below.

•	Cash Compensation for Meeting Attendance. Each non-employee director will receive cash compensation for attendance at certain Board and Committee meetings in the amounts and on the terms described in the table and corresponding notes below.

•	Annual Stock Option Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in the Registrant’s Common Stock is less than five percent will receive stock option grant(s) under the 1999 EIP in the amounts and on the terms described in the table and corresponding note below, provided such director has served in the role indicated continuously for a period of at least one year. The Registrant’s previous structure with respect to annual stock option grants awarded to directors under the 1999 EIP was revised such that each annual stock option grant (i) for membership on the Board has declined from 30,000 shares to 20,000 shares, except for the Board Chair, for which the annual stock option grant has declined to 25,000 shares; and (ii) for membership on a Committee has declined from 10,000 shares to 5,000 shares. The shares subject to the annual stock option grants under the revised structure will have an exercise price equal to the fair market value of the Registrant’s Common Stock on the date of grant. So long as the director continues to provide services to the Registrant, these annual grants will vest with respect to 4.167% of the shares each month following the date of grant until fully vested; provided, that these grants will become fully vested if the Registrant undergoes a change of control. These annual stock option grants will have a five-year term, but will generally terminate three months following the date the option holder ceases to provide services to the Registrant.

	Annual Cash	Annual Stock
	Retainer	Option Grant		Telephone
Role	by Role (a)	by Role (b)	Meeting Fees	Meeting Fees
Board Member	$25,000	20,000 shares	$1,000/meeting (c)	$500/meeting (c)
Board Chair	$10,000	5,000 shares
Audit Committee Member	$10,000	5,000 shares	$1,000/meeting (d)	$500/meeting (d)
Audit Committee Chair	$10,000
Compensation Committee Member	$5,000	5,000 shares	$1,000/meeting (d)	$500/meeting (d)
Compensation Committee Chair	$7,000
Governance and Nominating Committee Member	$5,000	5,000 shares	$1,000/meeting (d)	$500/meeting (d)
Governance and Nominating Committee Chair	$7,000

(a)	These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(b)	These option amounts are additive with respect to each role performed by the applicable director. For example, if a director has served continuously for a period of at least one year on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive one or more stock options to purchase an aggregate of 30,000 shares of the Registrant’s Common Stock (20,000 shares as Board member, 5,000 shares as Audit Committee member and 5,000 shares as Compensation Committee member). A director must serve in a role continuously for a period of at least one year to receive the option grant for the respective role.

(c)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors that the applicable director attended, either in person or via telephone.

(d)	These cash amounts are payable to a director with respect to all meetings of the Committee that the applicable director attended, either in person or via telephone.

ITEM 5.02(d). ELECTION OF DIRECTOR.

(1)	On April 5, 2005, the Board elected Richard L. Sanquini as a new member of the Board. Mr. Sanquini was designated as a Class III director and will stand for election at the 2005 Annual Meeting of Stockholders.

(2)	Mr. Sanquini was recommended by the Registrant’s Governance and Nominating Committee after such committee conducted a search, utilizing a third party recruiting firm, for an additional independent director.

(3)	Mr. Sanquini will serve as a member of the Registrant’s Compensation Committee and Governance and Nominating Committee.

(4)	Mr. Sanquini will receive the initial stock option grant and annual compensation as described in Item 1.01 above of this Current Report on Form 8-K.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2005	SILICON IMAGE, INC.
	By:	/s/ Patrick Reutens
Patrick Reutens
Chief Legal Officer